Exhibit 99

NEWS RELEASE
July 15, 2003

FOR IMMEDIATE RELEASE	Contact:	Michael J. Blodnick
(406)756-4242
James H. Strosahl
(406)756-4263

Glacier Bancorp, Inc.
Completes Acquisition of Pend Oreille Bancorp

KALISPELL, Montana — Effective July 15, 2003, Glacier Bancorp, Inc. (Nasdaq: GBCI) completed its acquisition of Pend Oreille Bancorp, and its bank subsidiary Pend Oreille Bank headquartered in Sandpoint, Idaho. The shareholders of Pend Oreille Bancorp, at a special shareholder meeting held on June 24, 2003, overwhelmingly approved the transaction, whereby Pend Oreille Bancorp merged into Glacier Bancorp, Inc. and Pend Oreille Bank merged with Glacier’s Idaho bank subsidiary, Mountain West Bank. All necessary regulatory approvals have been obtained. Pend Oreille Bancorp shareholders will be entitled to receive $50.09 for each of their Pend Oreille shares, for an aggregate purchase price of $10.4 million

Mountain West President and CEO, Jon Hippler, and Pend Oreille Bancorp President and CEO, Evelyn Meany, jointly announced “the combination of Mountain West Bank and Pend Oreille Bank will further expand Mountain West’s banking franchise in Idaho, while providing Pend Oreille Bank customers with an expanded banking network, as well as giving Mountain West Bank a branch in the State of Washington.” This transaction, which was the first business combination of the year for Glacier, continues to enhance Glacier’s regional banking presence.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from its locally managed banking subsidiaries Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank in Idaho, and now a branch in Washington. The branches of Pend Oreille Bank initially will continue to operate under its existing name in Sandpoint, Idaho and Newport, Washington.

Glacier Bancorp, Inc. stock is listed on the Nasdaq National Market System and is traded under the symbol of GBCI.